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                                  EXHIBIT 99.1


Combination of Epimmune and Cytel Completed; Nasdaq Trading to Begin Under New Symbol, EPMN

SAN DIEGO--(BW HealthWire)--July 1, 1999--Epimmune Inc. announced today that it has completed the merger with Cytel Corp. (Nasdaq:CYTL), as previously announced on June 15, 1999.

The company has been renamed Epimmune Inc. and, effective July 2, 1999, its stock will begin trading on Nasdaq under the symbol "EPMN." The company will focus on building and realizing value from Epimmune's proprietary vaccine technology.

"The transition from Cytel to Epimmune is now complete," commented Deborah Schueren, Epimmune's president and chief executive officer. "With a healthy cash position, a modest burn rate, a strong collaboration with Searle, and a broad pipeline of proprietary product candidates, Epimmune is well positioned to advance products into development and build value for its shareholders."

Epimmune is a leader in the field of T-cell recognition and activation, with nearly 30 patents and more than 150 pending applications covering its proprietary EIS(TM), EpiGene(TM) and PADRE(TM) technologies.

        -- The Epitope Identification System (EIS(TM)) is Epimmune's proprietary platform that enables the identification and validation of T-cell epitopes from any protein or gene sequence.

        -- The EpiGene vaccine construct contains a DNA vector encoding a "designer antigen," which includes select epitope sequences from multiple antigens of the target disease. EpiGene vaccines are designed to elicit a broad array of conserved helper and cytotoxic T-cells to seek out and destroy diseased cells.

        -- PADRE is a family of proprietary molecules that are potent, synthetic, "universal" T-helper epitopes. hen combined with antigens, PADRE induces important "co-stimulatory" signals which potentiate antigen-specific immune responses.

The company is applying this expertise to the development of novel vaccines or infectious diseases and cancer. In the cancer field, Epimmune is collaborating with G.D. Searle & Co., a wholly-owned subsidiary of Monsanto to develop immune stimulating products for the treatment of breast, colon and lung cancer. Epimmune is also pursuing development of therapeutic vaccines for hepatitis B, hepatitis C and HIV, and prophylactic vaccines for hepatitis C, HIV and malaria.

For more information please visit our Web site at www.epimmune.com.



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This press release includes forward-looking statements that reflect management's current views of future events. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks associated with the enforcement of patent rights, the Company's ability to develop vaccines using epitopes, the achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in Cytel's most recent Forms 10-K and 10-Q.

                                        CONTACT: Epimmune Inc.
                                        Deborah Schueren, 858/860-2513

                                        or

                                        IR PR Strategies, llc
                                        Susan Atkins, 858/451-0772



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